UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.  20549

                            SCHEDULE 13G


               Under the Securities Exchange Act of 1934

                          (Amendment No. 1)*

                          	META Group, Inc.
                -----------------------------------------


                           (Name of Issuer)

                    	Common Stock, $.01 par value
                -----------------------------------------
                        (Title of Class of Securities)


                            	591002 10 0
                -----------------------------------------
                              (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("ACT") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    JMI Equity Fund, L.P.


2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)
                                                      (b)

3   SEC USE ONLY


4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware Limited Partnership




NUMBER OF       5 SOLE VOTING POWER
 SHARES           0 Shares
BENEFICALLY     6 SHARED VOTING POWER
 OWNED BY         Under 5%
  EACH          7 SOLE DISPOSITIVE POWER
REPORTING         0 Shares
  PERSON
   WITH         8 SHARED DISPOSITIVE POWER
                  Under 5%


9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON

    Under 5%


10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*


11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    Under 5%



12  TYPE OF REPORTING PERSON *

    PN




1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    JMI Partners, L.P.


2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)
                                                      (b)

3   SEC USE ONLY


4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware Limited Partnership


NUMBER OF        5  SOLE VOTING POWER
  SHARES            0 Shares
BENEFICIALLY     6  SHARED VOTING POWER
 OWNED BY           Under 5%
  EACH           7  SOLE DISPOSITIVE POWER
REPORTING           0 Shares
 PERSON          8  SHARED DISPOSITIVE POWER
  WITH              Under 5%


9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON

    Under 5%


10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN
    SHARES*


11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    Under 5%


12  TYPE OF REPORTING PERSON *

    PN



1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Harry S. Gruner


2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)
                                                      (b)

3   SEC USE ONLY


4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States

                   5  SOLE VOTING POWER
NUMBER OF             0 Shares
 SHARES
BENEFICIALLY       6  SHARED VOTING POWER
 OWNED BY             Under 5%
  EACH
REPORTING          7  SOLE DISPOSITIVE POWER
 PERSON               0 Shares
  WITH
                   8  SHARED DISPOSITVE OWER
                      Under 5%


9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON

    Under 5%


10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN
    SHARES*


11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    Under 5%


12  TYPE OF REPORTING PERSON *

    IN




1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Anthony Moores


2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)
                                                     (b)

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States


NUMBER OF           5  SOLE VOTING POWER
  SHARES               0 Shares
BENEFICIALLY        6  SHARED VOTING POWER
  OWNED BY             Under 5%
   EACH             7  SOLE DISPOSITIVE POWER
REPORTING              0 Shares
  PERSON            8  SHARED DISPOSITIVE POWER
   WITH                Under 5%


9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON

    Under 5%


10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN
    SHARES*


11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    Under 5%


12  TYPE OF REPORTING PERSON *

    IN






1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Charles Noell


2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)
                                                      (b)

3   SEC USE ONLY


4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States


NUMBER OF           5  SOLE VOTING POWER
  SHARES               0 Shares
BENEFICIALLY        6  SHARED VOTING POWER
 OWNED BY              Under 5%
   EACH             7  SOLE DISPOSITIVE POWER
 REPORTING             0 SHARES
  PERSON            8  SHARED DISPOSITIVE POWER
   WITH                Under 5%

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON

    Under 5%


10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN
    SHARES*



11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    Under 5%



12  TYPE OF REPORTING PERSON *

    IN





1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Norris van den Berg


2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)
                                                      (b)


3   SEC USE ONLY


4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States


NUMBER OF           5  SOLE VOTING POWER
  SHARES               0 Shares
BENEFICIALLY        6  SHARED VOTING POWER
 OWNED BY              Under 5%
   EACH             7  SOLE DISPOSITIVE POWER
 REPORTING             0 Shares
  PERSON            8  SHARED DISPOSITIVE POWER
   WITH                Under 5%


9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON

    Under 5%


10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN
    SHARES*

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    Under 5%


12  TYPE OF REPORTING PERSON *

    IN





Item 1(a). Name of Issuer:  META Group, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:
           208 Harbor Drive
           Stamford, CT  06912
Item 2(a). Names of Persons Filing:  JMI Equity Fund, L.P. ("JMI"),
           JMI Partners, L.P.("JMI Partners"), which is the sole general partner of JMI, and Messrs. Harry S. Gruner ("Gruner"), Anthony Moores ("Moores"), Charles Noell ("Noell") and
           Norris van den Berg ("van den Berg") (the "General Partners"). The General Partners are individual general partners of JMI Partners. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

Item 2(b). Address of Principal Business Office or, if None, Residence:
           The address of the principal business office of the Reporting Persons is JMI, Inc., 1119 St. Paul Street, Baltimore, Maryland 21202.

Item 2(c). Citizenship:  Each of JMI and JMI Partners is a limited partnership organized under the laws of the State of Delaware. Each of the General Partners is a United States citizen.

Item 2(d). Title of Class of Securities:  Common Stock, $.01 par value.

Item 2(e). CUSIP Number:  591002 10 0

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

           (a) Broker or dealer registered under Section 15 of the Securities Exchange Act of 1934 (the "Act").

           (b)  Bank as defined in Section 3(a)(6) of the Act.

           (c) Insurance Company as defined in Section 3(a)(19) of the Act.

           (d) Investment Company registered under Section 8 of the Investment Company Act of 1940.

           (e) Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

           (f) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund;
                see Rule 13d-1(b) (1)(ii)(F) of the Act.

           (g)  Parent Holding Company, in accordance with Rule
                13d-1(b) (ii)(G) of the Act.

           (h) Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of the Act.

            Not applicable. This Schedule 13G is not being filed pursuant to Rule 13d-1(b) or 13d-2(b).


Item 4.     Ownership.

            (a) Amount Beneficially Owned: Each reporting person
                beneficially owns less than 5% of the outstanding
                Common Stock of META Group, Inc.
            (b)	Percent of Class:  Under 5%.
            (c) Number of shares as to which such person has:
                (i) sole power to vote or to direct the vote: 0 shares for each Reporting Person.
               (ii)  shared power to vote or to direct the vote:
                     Under 5% for each Reporting Person.
              (iii)  sole power to dispose or to direct the disposition of:
                     0 shares for each Reporting Person.
               (iv) shared power to dispose or to direct the disposition of: Under 5% for each Reporting Person.

            Each Reporting Person disclaims beneficial ownership of such shares of Common Stock except, in the case of JMI, for the shares it holds of record.

Item 5.     Ownership of Five Percent or Less of a Class.
            Each reporting person has ceased to be the beneficial owner of more than five percent of the Common Stock of META Group, Inc.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

            Not applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-1(b)
            (ii)(H).

Item 9.     Notice of Dissolution of Group.

            Not applicable.

Item 10.    Certification.

            Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).





                            SIGNATURE


    After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:    February 13, 1997

JMI EQUITY FUND, L.P.

BY: JMI PARTNERS, L.P.

    BY: /S/Harry Gruner
        ---------------
        General Partner

JMI PARTNERS, L.P.

By: /s/Harry Gruner
   ----------------
    General Partner

 /s/Harry Gruner
----------------
Harry S. Gruner


       *
----------------
Anthony Moores


 /s/Charles Noell
-----------------
Charles Noell


       *
-----------------
Norris van den Berg
                                         *By:/s/Bernard Denoyer
                                         ----------------------
                                         Bernard Denoyer, in his individual
                                         capacity and as Attorney-in-Fact
---------------------------------------------------------------------------


                                        EXHIBIT I

This Schedule 13G was partially executed by Bernard Denoyer pursuant to Powers of Attorney attached hereto as Exhibit 2.


-----------------------------------------------------------------------------


                                       EXHIBIT 1


                             AGREEMENT

    Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each the undersigned of shares of Common Stock of META Group, Inc.

    EXECUTED as a sealed instrument this 13th day of February, 1997.

JMI EQUITY FUND, L.P.

By:  JMI PARTNERS, L.P.

     By: /s/Harry Gruner
        ----------------

JMI PARTNERS L.P.

By:  /s/Harry Gruner
    ---------------
    General Partner

 /s/Harry Gruner
----------------
Harry S. Gruner


        *
---------------
Anthony Moores


 /s/Charles Noell
----------------
Charles Noell


       *
----------------
Norris van den Berg
                                      * By: /s/Bernard Denoyer
                                        ----------------------
                                        Bernard Denoyer, in his individual
                                        capacity and as Attorney-in-Fact


This Agreement was partially executed by Bernard Denoyer pursuant to Powers of Attorney attached here as Exhibit 2.





---------------------------------------------------------------------------

                                               EXHIBIT 2

                      POWER OF ATTORNEY




    KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below hereby constitutes and appoints Bernard Denoyer, Mark Macenka, Suanne Garnier and Kathryn Leach, and any one of them acting singly, the true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in the undersigned's name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of the undersigned as an individual or on behalf of the undersigned's holding company, as the case may be, pursuant to sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necesarry fully to all intents and purposes as the undersigned might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    IN WITNESS WHEROF, this Power of Attorney has been signed as of the 28th day of November, 1995.


                                          /s/Norris van den Berg
                                          ----------------------
                                          Norris van den Berg




                            POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below hereby constitues and appoints Bernard Denoyer, Mark
Macenka, Suanne Garnier and Kathryn Leach, and any one of them acting singly, the true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in the undersigned's name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of the undersigned as an individual or on behalf of the undersigned's holding company, as the case may be, pursuant to sections 13 and 16 of the Securities Exchange
Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as the undersigned might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 20th day of November, 1995.


                                        /s/Anthony Moores
                                       ------------------
                                       Anthony Moores